Exhibit 2.1

ARTICLES OF MERGER

of

SIX RIVERS REIT MERGER SUB LLC

with and into

KEYSTONE PROPERTY TRUST

THIS IS TO CERTIFY THAT:

          FIRST: Six Rivers REIT Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and Keystone Property Trust, a Maryland real estate investment trust (“Keystone”), agree to merge (the “Merger”) in the manner hereinafter set forth.

          SECOND: Keystone is the entity to survive the Merger.

          THIRD: Merger Sub is a limited liability company formed under the laws of the State of Delaware on April 30, 2004. Merger Sub is not registered or qualified to do business in the State of Maryland. Keystone is a real estate investment trust organized under the laws of the State of Maryland.

          FOURTH: Merger Sub does not have a principal office in the State of Maryland. Keystone has its principal office in the State of Maryland in Baltimore City, Maryland. Merger Sub does not have a resident agent in the State of Maryland. Keystone’s resident agent in the State of Maryland is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Suite 4B, Baltimore, Maryland 21202.

          FIFTH: Neither Merger Sub nor Keystone owns an interest in land in the State of Maryland.

          SIXTH: The Declaration of Trust of Keystone will not be amended as a result of the Merger.

          SEVENTH: The percentage of interests of each class of membership interests of Merger Sub is:

One class – 100%

          EIGHTH: The total number of shares of beneficial interest of all classes which Keystone has the authority to issue consist of (1) 59,840,000 common shares of beneficial interest par value $.001 per share and (2) 5,160,000 preferred shares of beneficial interest, par value $.001 per share, of which 200,000 shares have been classified as Series C Convertible Preferred Stock, 2,760,000 shares have been classified as 9.125% Series D Cumulative Redeemable Preferred Stock and 2,200,000 shares have been classified as 7.375% Series E Cumulative Redeemable Preferred Stock. The aggregate par value of all shares of all classes of Keystone is $65,000.

          NINTH: Upon the effective time of the Merger, (1) each issued and outstanding common share of beneficial interest of Keystone shall be converted into the right to receive $23.80 in cash without interest, (2) each issued and outstanding share of Series C Convertible Preferred Stock, 9.125% Series D Cumulative Redeemable Preferred Stock and 7.375% Series E Cumulative Redeemable Preferred Stock of Keystone will remain outstanding and unaffected and (3) the sole issued and outstanding membership interest of Merger Sub shall be converted into one hundred (100) newly issued common shares of beneficial interest of Keystone.

          TENTH: The terms and conditions of the transaction described in these Articles of Merger were duly advised, authorized and approved by Merger Sub and Keystone in the manner and by the vote required by the laws of the States of Maryland and Delaware, the Certificate of Formation of Merger Sub and the Declaration of Trust of Keystone, respectively, as follows:

          (a) By written consent, the sole member of Merger Sub, pursuant to Section 18-209 of the Delaware Limited Liability Company Act, approved the Merger on substantially the terms and conditions set forth in said consent.

          (b) At a meeting duly called and held, the Board of Trustees of Keystone unanimously adopted a resolution, pursuant to Section 8-501.1 of the Maryland REIT Law, declaring the Merger advisable on substantially the terms and conditions set forth in or referred to in said resolution and directing that the Merger be submitted for consideration at a special meeting of Keystone’s shareholders.

          (c) At a special meeting of the shareholders of Keystone duly called and held, the Merger was approved by the shareholders by the vote and in the manner required by the Declaration of Trust of Keystone and Maryland law.

          ELEVENTH: The merger of Merger Sub and Keystone shall be effective upon the acceptance for record of these Articles of Merger by the State Department of Assessments and Taxation of the State of Maryland.

          Each undersigned officer or authorized person, as the case may be, acknowledges these Articles of Merger to be the act of the trust or limited liability company on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each officer or authorized person acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the trust or limited liability company on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 4th day of August 2004.

ATTEST:	SIX RIVERS REIT MERGER SUB LLC

/s/ Edward S. Nekritz	By:	/s/ Andrea Karp

Name: Edward S. Nekritz	Name:	Andrea Karp
Title: Secretary	Title:	Vice President

ATTEST:	KEYSTONE PROPERTY TRUST

/s/ Saul A. Behar	By:	/s/ Robert F. Savage

Name: Saul A. Behar	Name:	Robert F. Savage
Title: Senior Vice President, General Counsel and Secretary	Title:	Executive Vice President and Chief Operating Officer

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